As filed with the Securities and Exchange Commission on May 21, 2014

Registration No. 333-150098

Registration No. 333-159794

Registration No. 333-181541

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form S-8

Registration No. 333-150098

Post-Effective Amendment No. 1

to Form S-8

Registration No. 333-159794

Post-Effective Amendment No. 1

to Form S-8

Registration No. 333-181541

UNDER

THE SECURITIES ACT OF 1933

Key Energy Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	04-2648081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

2007 Cash and Equity Incentive Plan

2009 Cash and Equity Incentive Plan

2012 Equity and Cash Incentive Plan

(Full Title of the Plan)

Kimberly R. Frye

General Counsel

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, TX 77010

(Name and Address of Agent For Service)

713-651-4300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Key Energy Services, Inc., a Maryland corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration No. 333-150098, filed with the SEC on April 4, 2008, registering 4,000,000 shares of the Company’s common stock, $0.10 par value per share, issuable under the Company’s 2007 Cash and Equity Incentive Plan;

•	Registration No. 333-159794, filed with the SEC on June 5, 2009, registering 4,000,000 shares of the Company’s common stock, $0.10 par value per share, issuable under the Company’s 2009 Cash and Equity Incentive Plan; and

•	Registration No. 333-181541, filed with the SEC on May 18, 2012, registering 4,000,000 shares of the Company’s common stock, $0.10 par value per share, issuable under the Company’s 2012 Equity and Cash Incentive Plan.

In accordance with the undertakings contained in the Registration Statements, the Company hereby files these post-effective amendments to the Registration Statements to deregister 773,557 shares of the Company’s common stock, $0.10 par value per share, which represent the shares that remained unissued and available for issuance under the Company’s 2007 Cash and Equity Incentive Plan, 727,823 shares of the Company’s common stock, $0.10 par value per share, which represent the shares that remained unissued and available for issuance under the Company’s 2009 Cash and Equity Incentive Plan, and 795,498 shares of the Company’s common stock, $0.10 par value per share, which represent the shares that remained unissued and available for issuance under the Company’s 2012 Equity and Cash Incentive Plan that were registered under the Registration Statements and remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 21st day of May, 2014.

Key Energy Services, Inc.

By:	/s/ Richard J. Alario
Richard J. Alario
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Alario Richard J. Alario	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 21, 2014

/s/ J. Marshall Dodson J. Marshall Dodson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2014

/s/ Mark A. Cox Mark A. Cox	Vice President and Controller (Principal Accounting Officer)	May 21, 2014

/s/ Lynn R. Coleman Lynn R. Coleman	Director	May 21, 2014

/s/ Kevin P. Collins Kevin P. Collins	Director	May 21, 2014

/s/ William D. Fertig William D. Fertig	Director	May 21, 2014

/s/ W. Phillip Marcum W. Phillip Marcum	Director	May 21, 2014

/s/ Ralph S. Michael, III Ralph S. Michael, III	Director	May 21, 2014

/s/ William F. Owens William F. Owens	Director	May 21, 2014

/s/ Robert K. Reeves Robert K. Reeves	Director	May 21, 2014

/s/ Mark H. Rosenberg Mark H. Rosenberg	Director	May 21, 2014

/s/ Arlene M. Yocum Arlene M. Yocum	Director	May 21, 2014